Reading International Announces 3rd Quarter 2012 Results

Net Income for the 2012 Quarter at $363,000 compared to $37,000 in 2011, up 881.1% over 2011

Conversion to Digital:  Signed agreements to implement digital projectors in U.S. cinemas by year-end.

Los Angeles, California, - (BUSINESS WIRE) – November 8, 2012 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended September 30, 2012.

2012 Nine Month Highlights

•
our revenue for the 2012 Nine Months was $189.3 million compared to $187.6 million in the 2011 Nine Months, an increase of $1.7 million or 0.9%, driven primarily by a $5.5 million increase in the U.S.;

•	our net income for the 2012 Quarter increased to $363,000 compared to $37,000 in 2011, up 881.1% over 2011;

•
on January 10, 2012, Shadow View Land and Farming, LLC, a limited liability company managed by our Company and owned on a 50/50 basis with Mr. James J. Cotter, acquired for $5.5 million a 202-acre property, zoned for the development of up to 843 single-family residential units, located in the City of Coachella, California;

•
On February 8, 2012, we renewed our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility through Westpac.  The renewed facility calls for a decrease in the overall facility by $4.1 million ($5.0 million) to a $32.8 million (NZ$40.0 million) credit facility and an increase in the facility margin of 0.55% to 2.0%.

•
on June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with proceeds from a new $15.0 million term loan from Sovereign Bank, N.A.;

•	on September 21, 2012, we opened an 8-screen art cinema in the Mosaic District in the greater Washington D.C. metropolitan area; and

•
On September 30, 2012, we entered into an agreement with an affiliate of Cinedigm Digital Cinema Corp with respect to our conversion of substantially all of our U.S. cinemas which are not already equipped with digital projection to digital projection.

Third Quarter 2012 Discussion

Revenue from operations decreased from $66.5 million in the 2011 Quarter to $63.9 million in the same Quarter in 2012, a $2.6 million or a 3.9% decrease.

Cinema segment revenue decreased by $2.6 million or 4.2% primarily due to a decrease in Australian box office admissions of 120,000 and a decrease in the Australian average price per ticket of $0.68, related to the available film product in 2012 compared to the same period in 2011.  Our U.S. and New Zealand box office admissions increased by 70,000 resulting in an increase in revenue of $439,000 primarily resulting from the reopening of an earthquake damaged New Zealand multiplex in early January 2012, and the acquisition of a U.S. cinema from a third party operator in August 2011.  Both the Australian and New Zealand results were negatively affected by a decrease in the value of the Australian and New Zealand dollars compared to the U.S. dollar.

The top three grossing films for the 2012 Quarter in our worldwide cinema circuit were “The Dark Knight Rises,” “TED,” and “Ice Age 4: Continental Drift.”  These three films accounted for approximately 30.0% of our cinema box office revenue.

Our 2012 quarterly real estate segment revenue slightly increased in the 2012 Quarter primarily related to higher rents and occupancy associated with our Australian retail properties; offset by, a decrease in New Zealand rental income and live theatre revenue in the U.S. in 2012 compared to the same period in 2011 and an adjustment to our intercompany real estate revenue eliminations in the 2011 Quarter not repeated in 2012.  As indicated above, both the Australian and New Zealand results were also affected by a decrease in the value of the Australian and New Zealand dollars compared to the U.S. dollar in 2012 compared to the same period in 2011.

As a percentage of revenue, operating expense was 81.1% of revenue in the 2012 Quarter compared to 76.9% in the 2011 Quarter, primarily related an increase to the cinema operating expense associated with the opening of a new cinema in the U.S. on September 21, 2012, the acquisition in 2011 of an existing cinema from a third party, and the anticipated closing of an older cinema in the U.S.  Additionally, real estate operating expense increased driven by higher additional costs associated with our newly acquired 202 acre land parcel in the U.S. and from legal costs incurred in 2012 associated with protecting the property rights of our Burwood property.  This increase in operating expense was offset, in part by, a decrease in the value of the Australian and New Zealand dollars compared to the U.S. dollar and by a decrease in Australian cinema costs which followed the associated decrease in Australian cinema revenue.

Depreciation expense decreased for the 2012 Quarter by $209,000 or 5.0% compared to the same period in 2011 due to certain Australian and New Zealand cinema assets coming to the end of their depreciable lives in 2011.

General and administrative expense decreased by $215,000 or 7.6% in the 2012 Quarter compared to the 2011 Quarter, primarily related to the one-time additional labor costs incurred during 2011, associated with the transfer of our accounting functions from the U.S. and Australia to New Zealand.

Driven by the above factors, our operating income for the 2012 Quarter decreased by $2.6 million to $4.4 million compared to $7.0 million in the same quarter last year.

Net interest expense decreased by $3.1 million for the 2012 Quarter compared to the 2011 Quarter.  The decrease in interest expense during the 2012 Quarter was primarily due to a smaller increase in the fair value of our interest rate swaps in 2012 than that noted for the same period in 2011 and to a decrease in interest rates specifically from our Trust Preferred Securities.  Effective May 1, 2012, that interest rate changed from a fixed rate of 9.22%, which was in effect for the past five years, to a variable rate of 3-month LIBOR plus 4.00%, which will reset each quarter through to the end of the loan.

For the 2012 Quarter, our income tax benefit increased by $62,000 compared 2011 Quarter primarily associated with changes to the estimate of the likelihood of realizing our deferred tax assets in our Reading Australia operations.

For the 2012 and 2011 Quarters, we recorded income (loss) from discontinued operations of ($241,000) and $55,000, respectively, associated with our Indooroopilly property classified as held for sale at September 30, 2012. The 2012 Quarter loss from discontinued operations includes a $283,000 impairment loss for the property.  While no assurances can be given that a sale will be ultimately be consummated, this property is currently under a contract to sell for $12.4 million and is in its due diligence period.

As a result of the above, we reported a net income of $363,000 for the 2012 Quarter compared to a net income of $37,000 in the 2011 Quarter, driven primarily by the decrease in interest expense; offset by, the decrease in the operating income in the 2012 Quarter compared to the same period last year.

Our EBITDA(1) at $8.5 million for the 2012 Quarter was $3.1 million lower than the EBITDA for the 2011 Quarter of $11.6 million, driven primarily by the $2.9 million decrease in operating income in the 2012 Quarter compared to the 2011.

Our adjusted EBITDA(1) for the 2012 Quarter was $8.8 million after excluding:

•	the $283,000 impairment expense related to our held for sale Indooroopilly property;

We did not have any adjustments to EBITDA(1) for the 2011 Quarter.

This resulted in a decrease of $2.8 million in adjusted EBITDA(1) or 24.1%, from the 2011 Quarter to the 2012 Quarter.

Nine Months 2012 Summary

Revenue from operations increased from $187.6 million in 2011 to $189.3 million in 2012, a $1.8 million or a 0.9% increase.

Cinema segment revenue increased $1.1 million driven by an increase in U.S. and New Zealand box office admissions of 447,000 and 127,000, respectively.  The uplift in box office admissions in the U.S. was primarily from the improved film product noted in the first quarter of 2012 and from the acquisition of a cinema from a third party in August 2011 while the increase in New Zealand was primarily as a result of the reopening of an earthquake damaged New Zealand multiplex in early January 2012.  These changes resulted in an increase in box office revenue of $3.3 million and an increase in concessions and other revenue of $2.9 million.  Our New Zealand revenue was also impacted by an increase in the value of the New Zealand dollar compared to the U.S. dollar for the 2012 Nine Months compared to the same period in 2011.  Our Australian cinema revenue decreased by $5.1 million primarily relating to an 184,000 decrease in box office admissions coupled with a $0.54 decrease in the average ticket price per admission.  This decrease included the temporary closure of our Townsville cinema in Australia due to the renovation of the cinema during the second quarter.

The top three grossing films for the Nine Months in our  worldwide cinema circuit were “The Avengers,” “The Dark Knight Rises,” and “The Hunger Games.”  These three films accounted for approximately 13.9% of our cinema box office revenue.

Additionally, our real estate segment revenue increased by $695,000 compared to the same period last year.  Our Australian and New Zealand real estate revenue increased primarily due to higher rents in 2012 compared to the same period in 2011 coupled with a year over year increase in the value of the New Zealand dollars compared to the U.S. dollar.  Also, our U.S. real estate revenue increased by $273,000 relating to improved results from our live theater operations.

As a percentage of revenue, operating expense at 79.2% of revenue in 2012 increased compared to the 77.7% in 2011, primarily driven by increased cinema operating expenses which followed the increased cinema revenues.  In addition, the real estate segment had higher repair, maintenance, and insurance costs for our operating properties, from legal costs incurred in 2012 associated with protecting the property rights of our Burwood property and with our residual railroad properties.  The operating expense was also impacted by the increase in the value of the New Zealand dollar compared to the U.S. dollar.

Depreciation expense decreased for the 2012 Nine Months by $427,000 or 3.4% compared to the same period in 2011 due to certain Australian cinema assets coming to the end of their depreciable lives in 2011.

General and administrative expense decreased by $462,000 or 3.5%, primarily related to the same reasons noted above for the quarterly results.

Driven by the above factors, our operating income for the Nine Months of 2012 decreased by $1.5 million to $14.6 million compared to $16.1 million in the same period last year.

Net interest expense decreased by $3.0 million for the 2012 Nine Months compared to the 2011 Nine Months.  The decrease in interest expense during the 2012 Nine Months was due to the same reasons noted above for the quarterly results.

The 2012 Nine Months income tax expense was $1.8 million compared to an income tax benefit of $13.2 million for the 2011 Nine Months.  The year over year change primarily related to a one-time tax provision adjustment of $14.4 million in 2011 caused by a reduction in the valuation allowance related to our Australian operations.

For the 2012 and 2011 Nine Months, we recorded income (loss) from discontinued operations of ($121,000) and $1.8 million, respectively, associated with our Indooroopilly property and with a gain on the sale of a discontinued cinema operation for the 2011 Nine Months.  The 2012 Nine Months loss from discontinued operations includes a $283,000 impairment loss for the Indooroopilly property.  While no assurances can be given that a sale will be ultimately be consummated, this property is currently under a contract to sell for $12.4 million and is in its due diligence period.

As a result of the above, we reported a net income of $361,000 for the Nine Months of 2012 compared to a net income of $15.0 million in 2011, driven primarily by the 2011 $14.4 million tax benefit relating to the valuation allowance adjustment.

Our EBITDA(1) at $28.0 million for the 2012 Nine Months was $3.1 million lower than the EBITDA for the 2011 Nine Months of $31.1 million, driven primarily by the $1.5 million decrease in operating income in the 2012 Nine Months compared to the same period in 2011, and the gain on the sale of an Australian cinema of $1.7 million in the 2011 Nine Months.

Our adjusted EBITDA(1) for the 2012 Nine Months was $28.3 million after excluding:

•	the $283,000 impairment expense related to our held for sale Indooroopilly property;

Our adjusted EBITDA(1) for 2011 Nine Months was $29.4 million after excluding:

•	the $1.7 million gain on sale of assets of an Australian cinema;

This resulted in a decrease in our adjusted EBITDA(1) of $1.1 million or 3.8%, from the 2011 Nine Months to the 2012 Nine Months.

Balance Sheet and Liquidity

Our total assets at September 30, 2012 were $430.2 million compared to $430.8 million at December 31, 2011.  The currency exchange rates for Australia and New Zealand as of September 30, 2012 were $1.0388 and $0.8293, respectively, and as of December 31, 2011, these rates were $1.0251 and $0.7805, respectively.  As a result, there was an increase in the value of the Australian dollar and the New Zealand dollar compared to the U.S. dollar on the assets and liabilities of our balance sheet at September 30, 2012 compared to December 31, 2011.

On February 8, 2012, we received an approved amendment from Westpac renewing our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility.  The renewed facility calls for a decrease in the overall facility by $4.1 million ($5.0 million) to $32.8 million (NZ$40.0 million) credit facility and an increase in the facility margin of 0.55% to 2.0%.  No other significant changes to the facility were made.

On June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with a new $15.0 million term loan (the “Sovereign Bank Loan”) from Sovereign Bank, N.A.  The Sovereign Bank Loan has a one-year term ending on June 27, 2013, with a one year extension option to June 26, 2014 subject to an extension fee equal to 1% of the ending principal balance and a compliance requirement with certain special covenants.  The terms of the loan require interest only payments at LIBOR plus a 5.00% margin to be calculated and paid monthly.  This loan is secured by SHP’s interest in the Cinemas 1, 2, & 3 land and building.  The loan covenants include maintaining a loan to value ratio of at least 50% of fair market value and an 11% debt yield (with a numerator of the cash available for debt service and a denominator of the outstanding principal balance of the loan). The Sovereign Bank Loan is further secured by a guaranty provided by Reading International, Inc. and by its noncontrolling interest member, Sutton Hill Capital, LLC.

At September 30, 2012, we had undrawn funds of $10.4 million (AUS$10.0 million) available under our NAB line of credit in Australia, $9.9 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, and $5.0 million available under our GE Capital revolving loan credit facility in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $22.5 million cash balance and $8.0 million of time deposits, to meet our anticipated short-term working capital requirements.

Our working capital at September 30, 2012 shows a negative $8.0 million compared to a negative $12.8 million at December 31, 2011.  This improvement to our negative working capital is in part attributable to the aforementioned refinancing of our Sovereign Bank Loan; offset by, our live theatre loans being due on April 1, 2013.

Stockholders’ equity was $134.1 million at September 30, 2012 compared to $125.0 million at December 31, 2011, primarily related to an increase in our other comprehensive income associated with the increase in the value of our Australian and New Zealand dollar denominated net assets and a $2.8 million contribution of noncontrolling interest associated with Mr. James J. Cotter’s interest in the land acquired by Shadow View Land and Farming, LLC in January 2012.

Subsequent Events

Indooroopilly Sale Agreement
On October 5, 2012, we entered into an agreement to sell our Indooroopilly property for $12.4 million (AUS$12.0 million).  As the book value at September 30, 2012 was $12.5 million (AUS$12.1 million) for this property, we recorded an impairment expense of $283,000 (AUS$272,000) for the three and nine months ended September 30, 2012.  We anticipate the sale of the property to close by the end of November 2012.

Bank of America Financing

On October 31, 2012, we replaced our GE Capital Term Loan of $27.7 million with a new credit facility from Bank of America of $30.0 million with an interest rate of between 2.50% and 3.00% above LIBOR.  As part of this new credit facility, Bank of America extended our existing $3.0 million line of credit to $5.0 million.  Although the new credit facility does not require a fixed interest swap agreement, we will continue to use our existing fixed interest rate swap of $30.2 million until its term date of December 31, 2013.  Additionally, we entered into a master operating equipment lease financing agreement with Banc of America Leasing & Capital, LLC to finance the acquisition of up to $15.5 million in digital projection equipment for our U.S. cinema operations, with the intent to complete the implementation by the end of this year.

Hurricane Sandy

As a result of Hurricane Sandy which made landfall on the eastern United States on October 30, 2012, a number of our cinemas and theaters have sustained damage and lost business.  We are in the process of evaluating our estimated costs to repair these locations and the extent of business loss insurance that we will claim.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally,  we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$63,934	$66,554	$189,313	$187,558
Operating expense
Cinema/real estate	51,825	51,162	149,949	145,782
Depreciation and amortization	3,995	4,204	12,016	12,443
General and administrative	3,957	4,172	12,701	13,163

Operating income	4,157	7,016	14,647	16,170

Interest expense, net	(4,165)	(7,280)	(13,608)	(16,616)
Other income	459	460	1,292	1,166
Net gain (loss) on sale of assets	86	1	84	(66)
Income tax benefit (expense)	100	38	(1,784)	13,177
Income (loss) from discontinued operations, net of tax	(241)	55	(121)	1,826
Net income attributable to noncontrolling interest	(33)	(253)	(149)	(667)

Net income	$363	$37	$361	$14,990

Basic earnings per share	$0.02	$0.00	$0.01	$0.66
Diluted earnings per share	$0.02	$0.00	$0.01	$0.65

EBITDA*	$8,515	$11,576	$28,043	$31,147

EBITDA* change	$(3,061)		$(3,104)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income	$363	$37	$361	$14,990
Add:Interest expense, net	4,165	7,280	13,608	16,616
Add:Income tax provision	(100)	(38)	1,784	(13,177)
Add:Depreciation and amortization	3,995	4,204	12,016	12,443
Adjustments for discontinued operations	92	93	274	275

EBITDA	$8,515	$11,576	$28,043	$31,147

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating revenue
Cinema	$59,246	$61,867	$174,636	$173,577
Real estate	4,688	4,687	14,677	13,981
Total operating revenue	63,934	66,554	189,313	187,558

Operating expense
Cinema	48,672	48,643	141,470	138,352
Real estate	3,153	2,519	8,479	7,430
Depreciation and amortization	3,995	4,204	12,016	12,443
General and administrative	3,957	4,172	12,701	13,163
Total operating expense	59,777	59,538	174,666	171,388

Operating income	4,157	7,016	14,647	16,170

Interest income	148	466	541	1,307
Interest expense	(4,313)	(7,746)	(14,149)	(17,923)
Net gain (loss) on sale of assets	86	1	84	(66)
Other expense	182	6	202	79
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	260	(257)	1,325	(433)
Income tax benefit (expense)	100	38	(1,784)	13,177
Income (loss) before equity earnings of unconsolidated joint ventures and entities	360	(219)	(459)	12,744
Equity earnings of unconsolidated joint ventures and entities	277	454	1,090	1,087
Income before discontinued operations	637	235	631	13,831
Income (loss) from discontinued operations, net of tax	(241)	55	(121)	170
Gain on sale of discontinued operation	--	--	--	1,656
Net income	$396	$290	$510	$15,657
Net income attributable to noncontrolling interests	(33)	(253)	(149)	(667)
Net income attributable to Reading International, Inc. common shareholders	$363	$37	$361	$14,990

Basic income per common share attributable to Reading International, Inc. shareholders:
Earnings from continuing operations	$0.03	$0.00	$0.03	$0.58
Earnings (loss) from discontinued operations, net	(0.01)	0.00	(0.01)	0.08
Basic income per share attributable to Reading International, Inc. shareholders	$0.02	$0.00	$0.02	$0.66

Diluted income per common share attributable to Reading International, Inc. shareholders:
Earnings from continuing operations	$0.03	$0.00	$0.03	$0.57
Earnings (loss) from discontinued operations, net	(0.01)	0.00	(0.01)	0.08
Diluted income per share attributable to Reading International, Inc. shareholders	$0.02	$0.00	$0.02	$0.65
Weighted average number of shares outstanding–basic	23,071,846	22,782,534	23,007,787	22,759,488
Weighted average number of shares outstanding–diluted	23,293,886	22,979,952	23,229,827	22,956,906

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$22,535	$31,597
Time deposits	8,000	--
Receivables	6,785	6,973
Inventory	796	1,035
Investment in marketable securities	53	2,874
Restricted cash	2,402	2,379
Deferred tax asset	3,605	1,985
Prepaid and other current assets	4,353	3,781
Assets held for sale	12,258	14,495
Total current assets	60,787	65,119

Property held for and under development	98,788	90,699
Property and equipment, net	200,943	203,780
Investment in unconsolidated joint ventures and entities	7,632	7,839
Investment in Reading International Trust I	838	838
Goodwill	22,927	22,277
Intangible assets, net	16,221	17,999
Deferred tax asset, net	11,301	12,399
Other assets	10,720	9,814
Total assets	$430,157	$430,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$17,933	$16,905
Film rent payable	4,958	6,162
Notes payable – current portion	22,136	29,630
Taxes payable	14,883	14,858
Deferred current revenue	8,698	10,271
Other current liabilities	174	137
Total current liabilities	68,782	77,963

Notes payable – long-term portion	143,263	143,071
Notes payable to related party – long-term portion	9,000	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	9,697	12,191
Other liabilities	37,407	35,639
Total liabilities	296,062	305,777
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
31,951,945 issued and 21,587,775 outstanding at September 30, 2012 and 31,675,518
issued and 21,311,348 outstanding at December 31, 2011	221	220
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at September 30, 2012 and at December 31, 2011	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2012 and December 31, 2011	--	--
Additional paid-in capital	135,718	135,171
Accumulated deficit	(65,718)	(66,079)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	63,632	58,937
Total Reading International, Inc. stockholders’ equity	129,356	123,752
Noncontrolling interests	4,739	1,235
Total stockholders’ equity	134,095	124,987
Total liabilities and stockholders’ equity	$430,157	$430,764